Exhibit 99.1

Press Release

10200 South De Anza Boulevard, Cupertino, California 95014 USA	www.portal.com
Tel: +1 408.572.2000

Portal Software to Restate Previously Filed Fiscal 2005 Quarterly Results and Provide Update on Business

Investor Conference Call Scheduled for Wednesday, November 30

CUPERTINO, Calif.— November 28, 2005 - Portal Software, Inc. (PRSF.PK), the premier provider of billing and Revenue Management solutions for the global communications and media markets, today announced that it will restate its financial results for its first, second and third quarters for fiscal 2005. The company also provided an update regarding its third quarter of fiscal 2006. Portal will hold an investor call on Wednesday, November 30 to discuss today’s news.

Restatement and SEC Filing Update

The company reports that significant progress has been made in the year-end audit of Portal’s fiscal 2005 financial results. In connection with the work completed to date on the company’s fiscal year-end 2005 audit, management has identified adjustments that will be made to previously disclosed financial results. These adjustments will result in the restatement of previously filed results for the first, second and third quarters of fiscal year 2005. The company will also revise the preliminary results reported for its fourth quarter of fiscal year 2005 through the second quarter of fiscal 2006.

The adjustments that give rise to the restatements and adjustments to the previously reported preliminary unaudited financials fall into four categories:

1.	The accounting for revenue on certain complex multi-element contracts. The largest of the changes results from the company’s application of certain paragraphs of SOP 97-2 on one large multi-element contract where Vendor Specific Objective Evidence (VSOE) of fair value for consulting services was not present;

2.	The accounting for deferred costs on certain long term projects. The company had incorrectly deferred costs on certain large fixed price services contracts;

3.	The accounting for certain international withholding and payroll taxes. The company had over accrued for certain international withholding taxes and had not accrued properly for international payroll taxes in international countries where the company had small operations. This adjustment relates to a material weakness previously disclosed in the company’s press release dated June 30, 2005; and

4.	The impact of a number of individually insignificant adjustments.

Based on the expected adjustments, revenue for the first through third quarters of fiscal 2005 will be decreased by approximately $100,000 in the aggregate compared with the amounts reported on the company’s Form 10Qs for the respective quarters. These adjustments relate to material weaknesses previously disclosed. Individual quarterly revenue is expected to change as follows:

Portal Software to Restate Previously Filed Fiscal 2005 Quarterly Results and Provides Update on Business

Revenue

Quarter	Increase/(Decrease)
Q1FY2005	$(900,000)
Q2FY2005	$400,000
Q3FY2005	$400,000

Q1-Q3 FY2005 Total	$(100,000)

Based in part on interpretations of recent relevant accounting pronouncements, the company has revised its application of revenue accounting on certain multiple element contracts which principally impacted the third and fourth quarter of fiscal 2005 and subsequent quarters. Compared with previously disclosed preliminary unaudited financial results, revenue for the fourth quarter of fiscal 2005 is expected to be reduced by $6.2 million. Approximately 90 percent of the $6.2 million revenue adjustment relates to changes in the application of certain paragraphs of SOP 97-2 on one large customer contract where VSOE for consulting services was not present. Adjustments to the previously disclosed preliminary unaudited revenue for the first and second quarters of fiscal 2006 are being calculated and will be reported at a later date. The net reduction in fiscal 2005 revenue as a result of the aforementioned adjustments are expected to be recognized in future periods.

As a result of these changes, deferred revenue is expected to increase by $6.2 million as the company exited fiscal year 2005.

The net loss for the first through third quarters of fiscal 2005 will be increased by an aggregate of $1.5 million compared with the amounts reported on the company’s Form 10Qs for the respective quarters. These adjustments include the impact of the foreign tax withholding and foreign payroll tax accruals of $0.5 million. Also included is the impact of the change in accounting for deferred costs on certain long term contracts. The individual quarterly net loss is expected to change as follows:

(Increase)/Decrease	in Net Loss

Quarter	Deferred Cost	International Taxes	Revenue & Other Cost of Revenue	Total
Q1FY2005	$(1,500,000)	$(800,000)	$(800,000)	$(3,100,000)
Q2FY2005	$2,500,000	$500,000	$100,000	$3,100,000
Q3FY2005	$(1,400,000)	$(200,000)	$100,000	$(1,500,000)

Q1-Q3 FY2005 Total	$(400,000)	$(500,000)	$(600,000)	$(1,500,000)

Compared with previously disclosed preliminary unaudited financial results for the fourth quarter of fiscal 2005, the net loss is expected to be increased by $5.0 million. Adjustments to the previously disclosed preliminary unaudited net loss for the first and second quarters of fiscal 2006 are being calculated and will be reported at a later date.

“Portal is continuing to make significant progress in this complex and ongoing audit and, as a result, the company has decided to restate certain portions of our previously released financial information.” said Dave Labuda, Portal’s chief executive officer. “Portal remains committed to concluding this process as quickly as possible in order to file our Form 10-K for fiscal 2005.”

Portal Press Release	December 22, 2005

Portal Software to Restate Previously Filed Fiscal 2005 Quarterly Results and Provides Update on Business

Third Quarter Fiscal 2006 Bookings and Cash Results

•	Third quarter 2006 bookings were $20.8 million compared to bookings of $32.3 million for the same period last year and $29 million for the second quarter of fiscal 2006.

•	Cash and investments at October 28, 2005 were $44.6 million (including restricted cash of $13.2 million). Total cash usage during the third quarter of fiscal 2006 was $9.7 million compared to $12.4 million for the third quarter of fiscal 2005.

Material Weaknesses in Internal Controls

As previously disclosed in Portal’s Form 10-Q for the quarter ended October 29, 2004 and in its press releases dated June 30, 2005 and August 31, 2005, at the end of the company’s fiscal year ended January 28, 2005 and as of the date of this press release, Portal has identified multiple material weaknesses in its internal controls over financial reporting (the company’s “internal controls”).

Portal has performed a significant portion of its internal control assessment process and has conducted incremental procedures where necessary to verify the accuracy of its financials. The company expects that its external auditors will not provide an opinion on the effectiveness of the company’s internal controls or on management’s opinion regarding the internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002 as part of the filing of its Form 10-K due to the fact that the company does not anticipate being able to complete its assessment prior to filing its Form 10-K. Rather, the company is focused on completing the year-end audit, filing its Form 10K, and remediating material weaknesses.

Investors should refer to the company’s Form 10-Q for the fiscal quarter ended October 29, 2004, which was filed with the Securities and Exchange Commission on April 25, 2005, its previous 8-K filings, and to its press releases dated June 30, 2005 and August 31, 2005, for further detail as to the nature of these material weaknesses and control deficiencies.

As disclosed previously, as a result of the extended financial close process as well as the assessment of its internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002, Portal is currently delinquent in filing its Form 10-K for the fiscal year ended January 28, 2005 and in filing its Forms 10-Q for the fiscal quarters ended April 29, 2005 and July 29, 2005. Although the company and its auditors continue to work diligently through the audit, no final date has been provided at this time for the completion and filing of the Form 10-K, nor the filing of Forms 10-Q for the first three quarters of fiscal year 2006.

Investor Call Information

Portal will hold an investor call at 4:30pm EST on Wednesday, November 30. To access the Portal investor call, please dial one of the following numbers at 4:20 p.m. Eastern (1:20 p.m. Pacific): 1-800-706-3415 (inside the U.S.) or +1-706-634-1314 (outside of the U.S.). The conference ID is 2943691. The teleconference can also be accessed via the web by visiting Portal’s investor relations website at http://investor.portal.com.

Portal Press Release	December 22, 2005

Portal Software to Restate Previously Filed Fiscal 2005 Quarterly Results and Provides Update on Business

Additionally, an archive of the call will be available for seven days, commencing two hours following the live call on November 30, 2005, at Portal’s investor relations web site at http://investor.portal.com. A tele-replay of the call will also be available for one year by dialing 1-800-642-1687 (inside the U.S.) or 1-706-645-9291 (outside the U.S.). The pass code for the tele-replay is 2943691.

About Portal Software, Inc.

Portal Software is the premier provider of billing and Revenue Management solutions for the global communications and media markets. The company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems. Portal is the Revenue Management partner of choice to the world’s leading service providers including: Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

Forward Looking Statements

Statements in this release concerning Portal Software, Inc.’s bookings and cash are preliminary, unaudited financial information for the third quarter fiscal year 2006. These statements, as well as statements regarding the adjustments management expects to make in previously filed SEC reports for the first three quarters of fiscal year 2005, and to the preliminary financial results for the fourth quarter of fiscal 2005 and the first two quarters of fiscal year 2006, as well as statements regarding the completion of the audit of our fiscal year 2005 financial statements and completion of Sarbanes Oxley Section 404 requirements, as well as the remediation of our material weaknesses, are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include the following:

Portal’s auditors have not completed their audit of our fiscal 2005 results, nor commenced their review of the first three quarters of fiscal 2006 results disclosed here and in previous releases. Consequently, our Audit Committee has not had an opportunity to complete its review of the preliminary financial results contained herein. During the course of completing these respective reviews and audit, we may determine we need to further revise materially the preliminary results reported herein, further adjust results reported for the first three quarters of fiscal year 2005 or further restate the results reported for previous periods. The material weaknesses in our internal controls significantly increase the risk that the preliminary financial results reported herein, including results reported as specific numbers or within ranges, as well as our previously issued financial results, may need to change. For instance, we may discover errors in determining these results or additional information that has a material impact upon them. In addition, customers are engaging in greater due diligence before making commitments and, as a result, some orders have been delayed and we may not reach our expected level of sales required to become operating cash flow positive in the fourth quarter of fiscal 2006.

Significant consequences could result from one or more of these general or specific events occurring, particularly if they result in a material impact to our financial results. We would likely be further delayed in filing our Form 10-K for fiscal year 2005 and our Forms 10-Q for the first three quarters of fiscal year 2006. In addition, we may incur additional costs, experience delays or the loss of new and existing business, as well as management distraction, private litigation, regulatory inquiries or enforcement action, and employee attrition. These consequences, if they

Portal Press Release	December 22, 2005

Portal Software to Restate Previously Filed Fiscal 2005 Quarterly Results and Provides Update on Business

materialize, would have a material adverse impact on our business and operations. Other factors which could cause actual results to differ from those discussed in this press release are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 30, 2004, our subsequent quarterly reports on Form 10-Q, and our current reports filed on Form 8-K. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Copyright 1996-2005. PORTAL, the PORTAL LOGO, INFRANET, INFRANET CABLE, INFRANET DNA, INFRANET IPT, INFRANET WIRELESS, INFRANET WIRELINE, INTERCONNECT, INTEGRATE, RETURN ON INNOVATION, TELCOONE, REAL TIME— NO LIMITS, CONTENT CONNECTOR and BILLINGAGILITY are trademarks or registered trademarks in the United States and in other countries, all owned by Portal Software, Inc. or its subsidiaries.

Contacts:

Investor Relations

408-572-2345, investor_relations@portal.com

Amy Cozamanis, Financial Relations Board

310-854-8314

acozamanis@financialrelationsboard.com

Media:

Kevin Payne, Portal

408-572-3614, kpayne@portal.com

Josh Aroner, Zeno Group

415-369-8107, josh.aroner@zenogroup.com

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Portal Press Release	December 22, 2005